                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration No. 333-03111
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 8, 1996)
                                                                [Harris Logo]
                                  $150,000,000

                               Harris Corporation
                     6.35% DEBENTURES DUE FEBRUARY 1, 2028

                            ------------------------

                    Interest payable February 1 and August 1

                            ------------------------

     THE DEBENTURES WILL MATURE ON FEBRUARY 1, 2028. THE DEBENTURES WILL BE REDEEMABLE, IN WHOLE OR IN PART, AT THE OPTION OF HARRIS CORPORATION ("HARRIS"
OR THE "COMPANY") AT ANY TIME ON OR AFTER FEBRUARY 2, 2008 AT A REDEMPTION PRICE SET FORTH HEREIN UNDER "DESCRIPTION OF THE DEBENTURES--OPTIONAL REDEMPTION." THE
   DEBENTURES WILL ALSO BE REDEEMABLE AT THE OPTION OF THE HOLDERS THEREOF ON FEBRUARY 1, 2008 AT 100% OF THEIR PRINCIPAL AMOUNT PLUS ACCRUED INTEREST. THE DEBENTURES WILL BE REPRESENTED BY A GLOBAL SECURITY REGISTERED IN THE NAME OF
   THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY") OR ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL SECURITY WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE
  EFFECTED THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY OR ITS PARTICIPANTS. EXCEPT AS DESCRIBED HEREIN, DEBENTURES IN DEFINITIVE FORM WILL NOT BE ISSUED.
                      SEE "DESCRIPTION OF THE DEBENTURES."

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                       PRICE 99.925% AND ACCRUED INTEREST

                            ------------------------

                                                        UNDERWRITING
                                         PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                         PUBLIC(1)      COMMISSIONS(2)   COMPANY(1)(3)
                                       -------------    -------------    -------------
Per Debenture......................       99.925%          0.650%           99.275%
Total..............................    $149,887,500       $975,000       $148,912,500

------------

    (1) Plus accrued interest from February 1, 1998.

    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

    (3) Before deduction of estimated expenses of $150,000 payable by the Company.

                            ------------------------

     The Debentures are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Brown & Wood LLP, counsel for the Underwriters. It is expected that delivery of the Debentures will be made on or about February 10, 1998, through the book-entry facilities of the Depositary, against payment therefor in immediately available funds.

                            ------------------------

MORGAN STANLEY DEAN WITTER                                  SALOMON SMITH BARNEY

February 5, 1998

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR DEALER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                            ------------------------
                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                                        PAGE
                                                                                        -----
The Company...........................................................................    S-3
Use of Proceeds.......................................................................    S-3
Ratio of Earnings to Fixed Charges....................................................    S-4
Description of the Debentures.........................................................    S-4
Underwriting..........................................................................    S-7
Legal Matters.........................................................................    S-8

                                   PROSPECTUS

Available Information.................................................................      2
Incorporation of Certain Documents by Reference.......................................      2
The Company...........................................................................      3
Use of Proceeds.......................................................................      3
Ratio of Earnings to Fixed Charges....................................................      3
Description of Debt Securities........................................................      4
Plan of Distribution..................................................................      9
Legal Matters.........................................................................     10
Experts...............................................................................     10

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

                                  THE COMPANY

     Harris, along with its subsidiaries, is a worldwide company focused on four core businesses: communications, semiconductors, office systems and equipment, and advanced electronic systems. The executive offices of the Company are located at 1025 West NASA Boulevard, Melbourne, Florida 32919 and the telephone number is (407) 727-9100.

     The Company's four core businesses are carried out through three business sectors and a subsidiary, which correspond to the Company's business segments used for financial reporting purposes: Communications Sector, Semiconductor Sector, Lanier Worldwide, Inc. and Electronic Systems Sector. Harris structures its operations primarily around the markets it serves. The operating divisions within each of the sectors and the subsidiary, which are the basic operating units, have been organized on the basis of technology and markets. For the most part, each operating division has its own marketing, engineering, manufacturing and service organization.

     The markets served and principal products of the Company's three business sectors and Lanier Worldwide, Inc. are as follows:

     COMMUNICATIONS SECTOR: produces a comprehensive line of communications equipment and systems for broadcast, radio-communication, telecommunication, and network systems, including: transmitters and studio equipment for analog television and digital television (formerly HDTV); analog and digital AM and FM radio, HF, VHF and UHF radio-communication equipment; air traffic communication systems; microwave radios and transmission equipment; digital telephone switches; telephone subscriber-loop and test systems equipment; office wireless systems; and in-building paging equipment.

     SEMICONDUCTOR SECTOR: produces standard, custom and semi-custom integrated circuits and discrete devices for analog, digital, mixed-signal, and power control and protection applications. These products are used in signal processing, data-acquisition, and logic applications for automotive systems, wireless communications, telecommunications line cards, video and imaging systems, industrial equipment, computer peripherals, and military and aerospace systems.

     LANIER WORLDWIDE, INC.: markets, sells, distributes, services, supports and provides supplies for copying systems, facsimile systems and networks, dictation systems, multi-function devices, optical-based electronic image management systems, document productivity solutions, continuous recording systems and computer-based healthcare information management systems and provides a variety of outsourcing services including transcription, systems integration, reprographics, binding and mailroom management.

     ELECTRONIC SYSTEMS SECTOR: engages in the design, development and production of state-of-the-art electronic, communication and information systems for defense, air traffic, aerospace, telecommunications, law enforcement and newspaper composition markets. Applications of the sector's technologies include advanced avionics systems, terrestrial and satellite communication terminals and networks, global positioning system-based controls systems, signal and image processing, weather support systems, civil and military air traffic control systems and integrated airport communication and management systems.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Debentures offered hereby will be used for general corporate purposes, including the repayment of existing indebtedness and additions to working capital.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                FISCAL YEAR ENDED                                          TWO QUARTERS ENDED
---------------------------------------------------------------------------------    ------------------------------
  JUNE 30,         JUNE 30,         JUNE 30,         JUNE 30,         JUNE 27,         DEC. 31,          JAN. 2,
    1993             1994             1995             1996             1997             1996             1998
-------------    -------------    -------------    -------------    -------------    -------------    -------------
    3.17             3.56             3.88             4.41             4.48             3.85             3.92

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes for the Company and its subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest expense of the Company and its subsidiaries (including interest capitalized) plus one-third (the portion deemed representative of the interest factor) of rents.

                         DESCRIPTION OF THE DEBENTURES

     The Debentures, which are a series of Debt Securities described in the accompanying Prospectus, will be limited to $150,000,000 aggregate principal amount and will mature on February 1, 2028. The Debentures will be unsecured obligations of the Company and will rank without preference or priority among themselves and PARI PASSU with all other existing and future unsecured and unsubordinated indebtedness of the Company. The following description of the particular terms of the Debentures supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Debentures and of the Indenture between the Company and Chemical Bank (now known as The Chase Manhattan Bank) (the "Trustee"), dated as of May 1, 1996 (the "Indenture"), under which the Debentures are to be issued. Whenever a defined term is referred to and not herein defined, the definition thereof is contained in the accompanying Prospectus or in the Indenture referred to therein.

OPTIONAL REDEMPTION

  REDEMPTION AT THE OPTION OF THE COMPANY.

     The Debentures will be redeemable as a whole or in part, at the option of the Company at any time on or after February 2, 2008, at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in either case accrued interest on the principal amount being redeemed to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury

Dealer Quotations for such redemption date, or (B) if the Trustee obtains fewer than two such Reference Treasury Dealer Quotations, the remaining Reference Treasury Dealer Quotation. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated and Salomon Brothers Inc, and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to the Debentures, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; PROVIDED, HOWEVER, that, if such redemption date is not an interest payment date with respect to such Debentures, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debentures or portions thereof called for redemption.

  REDEMPTION AT THE OPTION OF THE HOLDERS.

     The Debentures will be redeemable on February 1, 2008, at the option of the holders thereof, at 100% of their principal amount, together with interest payable to the date of redemption. Less than the entire principal amount of any Debenture may be redeemed, PROVIDED the principal amount which is to be redeemed is equal to $1,000 or an integral multiple of $1,000.

     DTC or its nominee, as registered holder of the Debentures, will be entitled to tender the Debentures on February 1, 2008 for repayment. During the period from and including December 1, 2007 to and including January 2, 2008, DTC will receive instructions from its participants (acting on behalf of owners of beneficial interests in the Debentures) to tender the Debentures for repayment under DTC's procedures. Such tenders for repayment will be made by DTC, PROVIDED that DTC receives instructions from tendering participants by Noon on January 2, 2008. DTC will notify the Trustee by the close of business on January 2, 2008 as to the aggregate principal amount of the Debentures, if any, for which DTC shall have received instructions to tender for repayment. OWNERS OF BENEFICIAL INTERESTS IN THE DEBENTURES WHO WISH TO EFFECTUATE THE TENDER AND REPAYMENT OF SUCH DEBENTURES MUST INSTRUCT THEIR RESPECTIVE DTC PARTICIPANT OR PARTICIPANTS A REASONABLE PERIOD OF TIME IN ADVANCE OF JANUARY 2, 2008.

     If at any time the use of a book-entry only system through DTC (or any successor securities depositary) is discontinued with respect to the Debentures, tenders for repayment of any Debentures on February 1, 2008 shall be made according to the following procedures. The Company must receive at the principal office of the Trustee, during the period from and including December 1, 2007 to and including January 2, 2008: (i) the Debenture with the form entitled "Option to Elect Repayment" on the reverse of the Debenture duly completed; or (ii)(x) a telegram, facsimile transmission or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc., or a commercial bank or a trust company in the United States of America, setting forth the name of registered holder of the Debenture, the principal amount of the Debenture, the amount of the Debenture to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Debenture to be repaid with the form entitled "Option to Elect Repayment" on the reverse of the Debenture duly completed will be received by the Company not later than five business days after the date of such telegram, facsimile transmission or letter; and (y) such Debenture and form duly completed are received by the Company by such fifth business day. Any such notice received by the Company during the period from and including December 1, 2007 to and including

January 2, 2008 shall be irrevocable. All questions as to the validity, eligibility (including time of receipt) and the acceptance of any Debenture for repayment will be determined by the Company, whose determination will be final and binding.

     For all purposes of this section, if January 2, 2008 is not a business day, it shall be deemed to refer to the next succeeding business day.

INTEREST

     Except as otherwise provided in the Indenture, the Debentures will bear interest from February 1, 1998 at the annual rate set forth on the cover page of this Prospectus Supplement, payable semi-annually in arrears on February 1 and August 1 of each year (each, an "Interest Payment Date"), beginning August 1, 1998, to the persons in whose names the Debentures are registered on the immediately preceding January 16 and July 16, respectively, whether or not such day is a business day; PROVIDED, HOWEVER, that interest payable on the maturity date or date of earlier redemption or repayment of the Debentures will be payable to the person to whom the principal shall be payable.

     Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If an Interest Payment Date or the maturity date falls on a day which is not a business day, the related payment of principal and interest will be made on the next succeeding business day with the same force and effect as if made on the date such payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or maturity date, as the case may be.

     As used herein, business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

TRUSTEE

     The Trustee for the Debentures is The Chase Manhattan Bank, New York, New York.

BOOK-ENTRY SYSTEM

     The Debentures initially will be represented by one or more global securities (the "Global Securities") deposited with The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Except as set forth below, the Debentures will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. The term "Depositary" refers to DTC or any successor depositary.

     DTC has advised the Company and Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "Underwriters") as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participating organizations ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers (including the Underwriters), brokers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect DTC Participants").

     Unless and until the Global Securities are exchanged in whole or in part for individual certificates evidencing the Debentures represented thereby, such Global Securities may not be transferred except as a whole by the Depositary for such Global Securities to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor Depositary.

     Neither the Company, the Trustee, any paying agent nor the registrar for the Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Debentures represented by such Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Settlement for the Debentures will be made by the Underwriters in immediately available or same-day funds. Secondary trading on long term-debt securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debentures will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in same-day funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Debentures.

OPTIONAL REPURCHASE; RESTRICTIONS ON CERTAIN TYPES OF DEBT

     The Company may purchase Debentures at any price in the open market or otherwise. Debentures so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation.

     The provisions of the Indenture described in the Prospectus under "Description of Debt Securities -- Certain Restrictions -- Limitations on Liens" and "-- Limitations on Sales and Leasebacks" restrict the ability of the Company to incur debt secured by Principal Properties or shares of stock or indebtedness of Restricted Subsidiaries and to engage in sale and leaseback transactions involving Principal Properties. As described in the Prospectus under "Description of Debt Securities -- Certain Restrictions -- Certain Definitions", a Principal Property is defined in the Indenture as any manufacturing plant located within the United States, except for any plant that, in the opinion of the Board of Directors of the Company, is not of material importance to the business conducted by the Company and its subsidiaries taken as a whole, and a "Restricted Subsidiary" is a subsidiary that owns or leases a Principal Property.

     These covenants give the Board of Directors of the Company some discretion to exclude from the term "Principal Property" properties that are not of material importance to the Company and its subsidiaries taken as a whole, but the Board of Directors has no ability to waive the applicability of these covenants. However, because these covenants do not restrict the ability of the Company to incur unsecured debt, such covenants would not necessarily either impede a change in control of the Company or afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving the Company that might adversely affect holders of the Debentures.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below, severally, and each of the Underwriters has severally agreed to purchase, the respective principal amount of Debentures set forth below.

                                                                             PRINCIPAL
                                                                             AMOUNT OF
                                     NAME                                    DEBENTURES
     ---------------------------------------------------------------------  ------------
     Morgan Stanley & Co. Incorporated....................................  $ 75,000,000
     Salomon Brothers Inc ................................................    75,000,000
                                                                            ------------
               Total......................................................  $150,000,000
                                                                             ===========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all the Debentures if any are taken.

     The Underwriters initially propose to offer the Debentures directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the Debentures to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed by the Underwriters.

     In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Debentures for their own account. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, the Debentures in the open market. Finally, the Underwriters may reclaim selling concessions allowed to any agent or dealer for distributing the Debentures in the offering if the Underwriters repurchase previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     The Company does not intend to apply for listing of the Debentures on a national securities exchange. The Underwriters presently intend to make a market in the Debentures in the secondary trading market. However, the Underwriters are not obligated to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Underwriters. No assurance can be given as to the liquidity of, or the trading markets for, the Debentures.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters have from time to time performed various investment banking services for the Company and its subsidiaries, for which compensation has been received.

                                 LEGAL MATTERS

     The validity of the Debentures will be passed upon for the Company by Crowell & Moring LLP, Washington, D.C. Certain legal matters relating to the Debentures will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York. Certain matters will be passed upon for the Company by Richard
L. Ballantyne, Vice President, General Counsel and Secretary of the Company.

PROSPECTUS

                                  $250,000,000

                               Harris Corporation
                                DEBT SECURITIES                             LOGO

                               ------------------

     Harris Corporation ("Harris" or the "Company") may offer and issue from time to time up to $250,000,000 aggregate initial public offering price of its Debt Securities in one or more series. The Company will offer Debt Securities to the public on terms to be determined by market conditions.

     The accompanying Prospectus Supplement or the applicable Pricing Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange, and any other specific terms of the Debt Securities, and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of Debt Securities.

                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               ------------------

     The Debt Securities may be offered directly, through dealers, through underwriters or through agents designated from time to time, as set forth in the Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of a purchaser or dealer, the public offering price less discount in the case of an underwriter, or the purchase price less commission in the case of an agent -- in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for indemnification arrangements for dealers, underwriters and agents.

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement and applicable Pricing Supplement.

August 8, 1996

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE PROSPECTUS SUPPLEMENT OR ANY PRICING SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT ATTACHED HERETO (TOGETHER "THIS SUPPLEMENTED PROSPECTUS") OR ANY PRICING SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS SUPPLEMENTED PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION TO BUY DEBT SECURITIES IN ANY JURISDICTION TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                             AVAILABLE INFORMATION

     Harris is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning Harris can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (7 World Trade Center, New York, New York 10048) and Chicago (500 West Madison Street, Chicago, Illinois 60661). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington. D.C. 20549, at prescribed rates. Reports, proxy material and other information concerning Harris also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement, of which this Prospectus is a part, and Exhibits thereto which Harris has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.

                               ------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended June 30, 1995, Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995, December 31, 1995 and March 31, 1996, and Current Reports on Form 8-K dated October 12, 1995, January 4, 1996, January 10, 1996, May 6, 1996 and July 23,
1996, which were filed by Harris (Commission File No. 1-3863) with the Commission under the Exchange Act, are incorporated in this Prospectus by reference.

     All documents filed by Harris pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Harris will provide without charge to any person receiving a copy of this Prospectus, including any beneficial owner, upon oral or written request, a copy of any and all of the documents incorporated by reference herein, except for the exhibits to such documents which are not specifically incorporated by reference into such documents. Requests should be directed to Richard L. Ballantyne, Secretary, Harris Corporation, 1025 W. NASA Boulevard, Melbourne, Florida 32919
(407) 727-9100.

                                  THE COMPANY

     Harris, along with its subsidiaries, is a worldwide company focused on four major core businesses: advanced electronic systems, semiconductors, communications and an office equipment distribution network. The executive offices of the Company are located at 1025 W. NASA Boulevard, Melbourne, Florida 32919, and the telephone number is (407) 727-9100.

     The Company's operations are carried out through three operating sectors and a subsidiary, which correspond to its business segments used for financial reporting purposes: Electronic Systems, Semiconductor, Communications and Lanier Worldwide, Inc. Harris structures its operations primarily around the markets it serves. Its operating divisions, which are the basic operating units, have been organized on the basis of technology and markets. For the most part, each operating division has its own marketing, engineering, manufacturing and service organizations.

     The Electronic Systems sector of Harris is engaged in advanced research, development, design and production of high technology systems for government agencies and commercial organizations in the United States and overseas. Applications of the sector's state-of-the-art technologies include avionics and space systems, support equipment, C(3)I (Command, Control, Communication and Intelligence), energy management, newspaper composition, real-time and high-performance computing and design automation.

     The Semiconductor sector of the Company produces standard, semicustom and custom integrated circuits and discrete devices based on complementary metal oxide semiconductor (CMOS), bipolar, dielectric isolation, gallium arsenide
(GaAs) and radiation hardening technologies. These products are focused on signal processing and control segments of the worldwide semiconductor market that demand the highest levels of performance in terms of speed, precision, low-power consumption and reliability in harsh environments.

     The Communications sector of the Company produces a comprehensive line of communications equipment and systems, including microwave, lightwave, two-way radio, broadcast radio and television systems, digital telephone switches, satellite systems, auxiliary telecommunication products and turnkey communication systems.

     Lanier Worldwide, Inc., is a wholly-owned subsidiary of Harris which markets, sells and services office equipment and business communication products on a global basis. Lanier Worldwide is among the industry's largest (measured by sales) independent distributors of copying systems, facsimile units, laser printers and presentation and document systems. Through its Voice Products Division, Lanier Worldwide is a market leader in dictation equipment ranging from pocket-size units to large-capacity analog and digital systems. Lanier Worldwide is also a leading supplier of business telephone systems, private branch exchanges and continuous-recording systems for monitoring and logging two-way voice communications.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement or the applicable Pricing Supplement, the net proceeds from the sale of the Debt Securities offered hereby will be used for general corporate purposes, including the repayment of existing indebtedness and additions to working capital. The Company may raise additional funds from time to time through equity or debt financings.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for the periods indicated.

                                                                                  NINE MONTHS ENDED MARCH 31
                              FISCAL YEAR ENDED JUNE 30
       -----------------------------------------------------------------------    --------------------------
          1991           1992           1993           1994           1995           1995           1996
       -----------    -----------    -----------    -----------    -----------    -----------    -----------
          1.11           2.47           3.17           3.56           3.88           3.57           3.90

     For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income from continuing operations before income taxes for the Company and its subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest expense of the Company and its subsidiaries (including interest capitalized) plus one-third (the proportion deemed representative of the interest factor) of rents.

                         DESCRIPTION OF DEBT SECURITIES

     The statements under this caption relating to the Debt Securities and the Indenture are summaries and do not purport to be complete. Such summaries use terms defined in, and are qualified in their entirety by reference to, the Debt Securities and the Indenture and the cited provisions thereof. All references to "Section" or "Article" in this "Description of Debt Securities" are to the applicable Section or Article of the Indenture. A copy of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Debt Securities will be issued under an Indenture dated as of May 1, 1996 (the "Indenture") between the Company and Chemical Bank (now known as The Chase Manhattan Bank) (the "Trustee"). The Indenture authorizes the issuance by the Company from time to time of Debt Securities in one or more series. The Indenture does not limit the amount of Debt Securities which may be issued thereunder, and provides that the specific terms of any series of Debt Securities shall be set forth in, or determined pursuant to, an authorizing resolution of the Board of Directors of the Company or in a supplemental indenture relating to such series. The Debt Securities will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated obligations of the Company. The Debt Securities will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Debt Securities.

     Reference is made to the Prospectus Supplement or applicable Pricing Supplement for the following terms of the Debt Securities ("Offered Debt Securities") in respect of which this Prospectus is being delivered (to the extent such terms are applicable to such Debt Securities): (i) designation, aggregate principal amount and purchase price; (ii) date of maturity; (iii) interest rate or rates (or method by which such rate or rates will be determined), if any; (iv) the dates on which any such interest will be payable;
(v) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (vi) any redemption or sinking fund provisions; (vii) whether the Offered Debt Securities are to be issued in the form of one or more global securities and, if so and different from the depositary identified below, the identity of a depositary for such global securities; and (viii) any other specific terms of the Offered Debt Securities.

     The Prospectus Supplement or Pricing Supplement relating to each series of Debt Securities will indicate either that Debt Securities of such series cannot be redeemed prior to maturity or that such Debt Securities will be redeemable at the option of the Company, at the option of the holder or both, on or after a specified date or dates prior to maturity on terms set forth therein. Except as set forth in the applicable Prospectus Supplement or Pricing Supplement, the Debt Securities will not be subject to any sinking fund.

     The Company may purchase Debt Securities at any price in the open market or otherwise. Debt Securities so purchased by the Company may, at the discretion of the Company, be held or resold or surrendered to the Trustee for cancellation or in satisfaction of any redemption requirements.

     Debt Securities will bear interest at a fixed rate or a floating rate. Debt Securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes are described in the relevant Prospectus Supplement.

     Debt Securities will be issued only in fully registered form and will be represented either by Debt Securities issued in definitive form or by one or more Global Securities registered in the name of a depositary or its nominee (see "Global Securities" below). In the case of Debt Securities issued in definitive form, the applicable Prospectus Supplement or Pricing Supplement will specify the manner of payment of principal and interest thereon and the place or places where the Debt Securities may be presented for exchange or transfer.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in the form of one or more fully registered global securities (each a "Global Security") that will be deposited with The Depository Trust Company (the "Depositary"), or with a nominee for the Depositary. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or to another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor.

     The Depositary has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities for persons that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities, or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to beneficial interests of participants) or by participants or persons that hold through participants (with respect to beneficial interests of beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee, any paying agent or any security registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in "street names," and will be the responsibility of such participants.

     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities of any series then represented by one or more Global Securities in definitive form in exchange for such Global Security or Securities. In addition, the Company may at any time and in its sole discretion determine not to have the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing such Debt Securities may, on terms acceptable to the Company and the Depositary for such Global Security, receive such Debt Securities in definitive form. In any such instance, an owner of a beneficial interest in such a Global Security will be entitled to have Debt Securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Debt Securities in definitive form. Debt Securities so issued in definitive form will, except as set forth in the applicable Prospectus Supplement, be issued in denominations of $1,000 and any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

CERTAIN RESTRICTIONS

     The restrictions summarized below apply to the Offered Debt Securities unless the Prospectus Supplement provides otherwise. Certain terms used in the following description of such restrictions are defined under "Certain Definitions" below. The following description does not purport to be complete and is qualified in its entirety by reference to the Indenture.

  Limitations on Liens

     The Indenture provides that the Company and its Restricted Subsidiaries will not create, incur, assume or suffer to exist any mortgage, pledge or other lien or encumbrance of or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether now owned or hereafter acquired, if after giving effect thereto (but not to certain permitted liens) the aggregate principal amount of indebtedness secured by mortgages, pledges, liens or other encumbrances would be in excess of 5% of the Company's Consolidated Net Worth (as defined in the Indenture) unless the Debt Securities then outstanding will be secured by such mortgage, pledge, lien or encumbrance equally and ratably with (or prior to) any and all obligations, indebtedness or claims secured by such mortgage, pledge, lien or encumbrance; except that the Company and its Restricted Subsidiaries may incur certain liens and encumbrances described in the Indenture without so securing the Debt Securities. Among such permitted liens are (i) purchase money mortgages, including conditional sales and other title retention agreements; (ii) liens securing certain construction and improvement loans; (iii) liens in connection with government contracts; (iv) liens securing indebtedness of a Restricted Subsidiary outstanding at the time it became a Subsidiary; and (v) certain liens in favor of an instrumentality of the United States or any State or any political subdivision thereof to secure indebtedness incurred to finance the acquisition, construction or improvement of the property subject to the lien. (Section 5.11)

  Limitations on Sales and Leasebacks

     The Indenture provides that the Company and its Restricted Subsidiaries will not sell or transfer any Principal Property with the intention of entering into a lease of such facility for a term of more than three years, unless the Attributable Debt in respect of all such sales and leasebacks involving Principal Properties shall not exceed 5% of Consolidated Net Worth, or unless the net proceeds of such sale are applied to the redemption of Debt Securities or the reduction of other Funded Debt in an aggregate principal amount (or, in the case of an Original Issue Discount Security, such portion of the principal as would have been payable if such Securities had been accelerated to such date) equal to such net proceeds, or unless the Company applies such net proceeds to the purchase of properties, facilities or equipment to be used for operating purposes. (Section 5.10)

  Consolidation, Merger or Sale of Assets

     The Company covenants in the Indenture that it will not consolidate or merge with or into any other corporation, or sell or transfer all or substantially all of its property and assets to any other corporation, (i) unless the surviving or successor corporation assumes the obligations of the Company under the Indenture and is not in default thereunder immediately after the consummation of the transaction or (ii) if, upon such consolidation, merger, sale or transfer becoming effective, any of the property or assets of the Company would become or be subject to any mortgage or other lien (an "additional lien"), other than liens existing thereon prior thereto and liens permitted by
Section 5.11 (see "Limitations on Liens" above), unless, prior to such consolidation, merger, sale or transfer, the Debt Securities are directly secured by a lien ranking prior to such additional lien on all of the property and assets of the Company that would become subject to such additional lien or the Debt Securities outstanding immediately after such consolidation, merger, sale or transfer shall be equally and ratably secured with (or prior to) any and all obligations, indebtedness and claims secured by such additional lien. (Section 12.01)

     In the event of a sale or transfer of substantially all of the assets of the Company and the assumption of the Company's obligations under the Indenture by the purchaser, the Company will be discharged from all obligations under the Indenture and the Debt Securities. (Section 12.02)

  Certain Definitions

     The term "Attributable Debt" with respect to any sale and leaseback transaction means, at the time of the determination, the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). "Net rental payments" as used in the preceding sentence means the sum of the rental and other payments required to be paid in such period by the lessee under any lease, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. (Section 1.01)

     The term "Original Issue Discount Security" means any Debt Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to
Section 7.01 of the Indenture. (Section 1.01)

     The term "Principal Property" means any manufacturing plant located within the United States of America (other than its territories or possessions) and owned or leased by the Company or any Subsidiary, except any such plant that, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole. (Section 1.01)

     The term "Restricted Subsidiary" means any Subsidiary that owns or leases a Principal Property. As noted above, the definition of Principal Property does not include foreign facilities. "Subsidiary" means any corporation of which the Company, or the Company and one or more Subsidiaries, directly or indirectly own at the time (i) more than 50% of the outstanding capital stock having under ordinary circumstances (not dependent upon the happening of a contingency) voting power in the election of members of the board of directors, managers or trustees of said corporation, and (ii) securities having at such time voting power to elect at least a majority of the members of the board of directors, managers or trustees of said corporation. (Section 1.01)

EVENTS OF DEFAULT

     As used in the Indenture, the term "Event of Default" with respect to any series of Debt Securities includes (i) the failure of the Company to pay interest on such Debt Securities that continues for a period of 30 days after such payment is due, or to make any principal or premium payment when due; (ii) the failure of the Company to comply with any other agreements contained in the Indenture or such Debt Securities for 90 days after notice of such failure;
(iii) certain events of bankruptcy, insolvency or reorganization of the Company; and (iv) an event of default as defined in any mortgage, indenture or instrument under which is issued, or securing or evidencing, indebtedness of the Company (other than the Debt Securities of such series) that results in such indebtedness becoming or being declared due and payable prior to maturity, if such acceleration is not rescinded within 10 days after notice to the Company from the Trustee (or to the Company and the Trustee from the holders of not less than 25% of the then outstanding Securities of all series) under the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of any series of Debt Securities of any default (except a default in payment of principal of, premium, if any, or interest on any Debt Security) if the Trustee determines it is in the best interest of the holders of such Debt Securities to do so. (Section 7.01 and Section 7.07)

     The Indenture provides that, (i) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under the Indenture, or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under the Indenture, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of the Debt Securities of each affected series (voting as a single class) issued under the Indenture and then outstanding may then declare the principal (or, in the case of Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof) of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately and (ii) if an Event of Default due to a default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities issued thereunder and then outstanding, due to certain events of bankruptcy, insolvency and reorganization of the Company, or due to defaults under and acceleration of other indebtedness under circumstances described in the Indenture, shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in principal amount of all Debt Securities then outstanding under the Indenture (treated as a single class) may declare the principal (or, in the case of Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof) of all such Debt Securities and interest accrued thereon to be due and payable immediately; provided that upon certain conditions such declarations may be annulled, and past defaults may be waived (except a continuing default in payment of principal of or premium, if any, or interest on such Debt Securities), by the holders of a majority in principal amount of the Debt Securities of such series (or of all series, in the case of defaults described in clause (ii)) then outstanding. (Section 7.01 and Section 7.06)

     The Trustee may refuse to enforce the Indenture or the Debt Securities unless it first receives satisfactory security or indemnity. Subject to certain limitations specified in the Indenture, the holders of a majority in principal amount of the Debt Securities of an affected series then outstanding will have the right to direct the time, methods and place of conducting any proceeding for any remedy available to the Trustee. (Section 8.02 and Section 7.06)

SATISFACTION AND DISCHARGE OF INDENTURE

     The Indenture provides that the Company will be discharged from obligations in respect of the Indenture and the outstanding Debt Securities of a series upon deposit in trust with the Trustee of money or U.S. Government Obligations sufficient for payment of all principal and interest on the Debt Securities of such series, when due; provided, however, that, in the event of such deposit, certain of the Company's obligations under the Indenture, including the obligation to pay the principal of and interest on the Debt Securities of such series, shall continue until all of such Debt Securities of such series issued under the Indenture are no longer outstanding. Such a deposit in trust may occur only if, among other things, the Company has received an opinion of counsel stating that holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. (Article Four)

MODIFICATION

     Under the Indenture, subject to certain exceptions, the rights and obligations of the Company and the rights of the holders of a series of Debt Securities may be modified by the Company and the Trustee only with the consent of the holders of at least 66 2/3% in aggregate principal amount of Debt Securities of such series then outstanding. However, no extension of the maturity of any Debt Securities, or reduction in the interest rate, principal amount, or premium, if any, payable upon redemption, or extension of the time of payment of interest, or reduction in the amount of principal due and payable upon an acceleration of maturity upon an Event of Default or the amount thereof provable in bankruptcy, or impairment or effect upon the right of any holder of the Debt Securities to institute suit for the payment thereof or, if the securities provide therefor, any right of repayment at the option of the holder of the Debt Securities, or reduction of the percentage of any series of Debt Securities required for modification, will be effective without the consent of the holder of each Debt Security so affected. (Section 11.02)

REPORTS TO TRUSTEE

     The Company covenants in the Indenture that it will provide Trustee with an officers' certificate stating that the activities of the Company during the preceding fiscal year have been reviewed and that, to the best of the knowledge of such officers, the Company is not in default in the performance, observance or fulfillment of the terms, provisions and conditions of the Indenture and that no default exists or, if a default exists, specifying all such defaults of which such officers may have knowledge. (Section 5.13)

REGARDING THE TRUSTEE

     The Trustee, The Chase Manhattan Bank, is one of a number of banks with which the Company maintains ordinary banking relationships and credit facilities.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Debt Securities to one or more underwriters for public offering and sale by them or may sell the Offered Debt Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Debt Securities will be named in the applicable Prospectus Supplement. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell the Offered Debt Securities upon the terms and conditions as are set forth in the Prospectus Supplement. The Company has reserved the right to sell Offered Debt Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Offered Debt Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the Offered Debt Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Debt Securities for whom they may act as agent. Underwriters may sell the Offered Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, are set forth in the applicable Prospectus Supplement or Pricing Supplement. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

     The validity of the Offered Debt Securities will be passed upon for the Company by Crowell & Moring LLP, Washington, D.C. Certain legal matters relating to the Offered Debt Securities will be passed upon for the underwriters by Brown & Wood LLP, New York, New York. Certain matters will be passed upon for the Company by Richard L. Ballantyne, Vice President and General Counsel of the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of Harris Corporation and subsidiaries appearing in the Company's Annual Report (Form 10-K) for the year ended June 30, 1995, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.